Exhibit 5.1




                      McGrath, North, Mullin & Kratz, P.C.
                           1400 One Central Park Plaza
                           222 South Fifteenth Street
                              Omaha, Nebraska 68102
                                 (402) 341-3070

                                   May 1, 2001


Valmont Industries, Inc.
One Valmont Plaza
Omaha, Nebraska  68154-5215

Gentlemen:

In connection with the registration under the Securities Act of 1933, as amended, of 1,215,333 shares of Common Stock, one dollar ($1.00) par value of Valmont Industries, Inc. (the "Common Stock"), we have examined such corporate records and other documents, including the registration statement on Form S-3 filed with the Securities and Exchange Commission relating to such shares (the "Registration Statement"), and have reviewed such matters of law as we have deemed necessary for this opinion.

Based on such examination, we advise you that in our opinion:

1. Valmont is a corporation duly organized and existing under the laws of the State of Delaware.

2. All necessary corporate action on the part of Valmont has been taken to authorize the registration of the Common Stock by Valmont and such shares are legally issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                            Yours very truly,

                                            McGRATH, NORTH, MULLIN & KRATZ, P.C.

                                            By:  /s/  David L. Hefflinger